Exhibit 10.11


                        Executive Incentive Bonus Plan


Certain employees are eligible to receive a percentage of their annual salary based on the following criteria:

o 50% of the bonus is based on the percentage of the Bank's net income performance versus the budgeted net income. This 50% amount is calculated as follows: if actual to budgeted net income is at least 70%, the bonus is paid at 50% of the maximum available; if the actual to budgeted net income is at least 80%, the bonus is paid at 70%; if actual to budget net income is at least 90%, the bonus is paid at 90% and so on. Additionally, this portion of the bonus payment is also dependent on the performance of the individual employee over the year.

o 50% of the bonus is based on the performance of the employee against individual goals for the year that are established in the beginning of each year by the employee's supervisor.

Bonuses under the program provide for bonus payments of 5% to 40% of eligible salary.